UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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National American University Holdings, Inc.

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5301 S. Highway 16, Suite 200
Rapid City, South Dakota 57701
September 27, 2010

Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of National American University Holdings, Inc. to be held at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Conference rooms A-C, commencing at 9:00 a.m. Mountain Time on Tuesday, October 26, 2010.
The Notice of Annual Meeting and the proxy statement that follow describe the matters to come before the Annual Meeting. At the meeting, you will be asked to: (i) elect seven directors to serve on our Board of Directors and (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011. I will also report on the progress of our business during the past year and respond to stockholders’ questions.
I hope that you will be able to attend the Annual Meeting. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number provided or over the Internet, as described in the enclosed materials. You may also mark, sign and date the enclosed proxy card and return it in the envelope provided.
Sincerely,

Ronald L. Shape
Chief Executive Officer and Chief Financial Officer

5301 S. Highway 16, Suite 200
Rapid City, South Dakota 57701

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, October 26, 2010, at 9:00 a.m., Mountain Time

Place:	Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Conference rooms A-C

Items of Business:	1. To elect seven directors to serve on our Board of Directors.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.

3. To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record of National American University Holdings, Inc. as of the close of business on September 1, 2010.

Proxy Voting:	Your vote is important. Regardless of the number of shares you own and whether or not you plan to attend the annual meeting in person, we urge you to read the proxy statement and vote using one of the methods listed below:

1. Attending the annual meeting and voting in person;

2. By visiting the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 25, 2010;

3. By calling (within the U.S. or Canada) toll-free 1-800-690-6903, 24 hours a day, seven days a week, through 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 25, 2010; or

4. By marking, dating, signing and returning the proxy card in the postage-paid envelope included in printed proxy materials.

You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Rapid City, South Dakota	Samuel D. Kerr
September 27, 2010	Provost, Secretary and General Counsel

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
5301 S. Highway 16, Suite 200
Rapid City, South Dakota 57701
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS—OCTOBER 26, 2010
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of National American University Holdings, Inc. (the “Company,” “NAUH,” “we,” “us,” or “our”) to be voted at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, October 26, 2010, at 9.00 a.m. Mountain Time, at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Conference rooms A-C, or at any postponement or adjournment of the Annual Meeting. We are first making the proxy statement and form of proxy card available to our stockholders on or about September 27, 2010.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the Annual Meeting?
At the Annual Meeting, our stockholders will vote on the following items of business. In addition, management will report on the performance of our business and respond to questions from stockholders.
•	The election of seven directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal;
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011; and
•	Such other business as may properly come before the Annual Meeting. Presently, management is not aware of any other business to come before the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
In order to vote at the Annual Meeting, you must be a stockholder of record of the Company as of September 1, 2010, the record date for the Annual Meeting. You have one vote for each share of our common stock you own, and you can vote those shares for each item of business to be addressed at the Annual Meeting. If your shares are held in “street name” (that is, through a brokerage firm, bank or other nominee), you will receive instructions from the stockholder of record that you must follow in order for your shares to be voted as you choose.
How many shares must be present to hold a valid Annual Meeting?
For us to hold a valid Annual Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present at the Annual Meeting. As of the record date, there were 26,369,653 shares of our common stock outstanding and entitled to vote. There are no other classes of capital stock outstanding. Your shares will be counted as present at the Annual Meeting if you:
•	Vote via the Internet or by telephone;
•	Properly submit a proxy card (even if you do not provide voting instructions); or
•	Attend the Annual Meeting and vote in person.

How many votes are required to approve an item of business?
If a quorum is present at the Annual Meeting:
•	The election to the Board of each nominee for director requires the affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting; and
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.
How do I vote my shares if they are held in nominee “street name,” such as by a brokerage firm, bank or other nominee?
If on the record date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name.” As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares. The nominee that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a proxy from your broker, bank or other nominee to the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you by your nominee to ensure that your vote is counted. If you do not provide voting instructions to your nominee, your nominee will not be permitted to vote your shares in its discretion on the election of directors but will still be permitted to vote in its discretion on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year. In the past, if you held your shares in “street name” and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf on the election of directors as they thought appropriate. Recent changes in regulation took away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Therefore, it is particularly important for street name holders to instruct their brokers or banks as to how they wish to vote their shares.
How will abstentions and broker non-votes affect the quorum and voting?
•	If you withhold your vote on the election of directors or abstain from voting on the other proposals, you will still be considered present at the Annual Meeting for purposes of determining a quorum.
•	If you withhold your vote from the election of a director nominee, this will reduce the number of votes cast for that nominee.
•	If you abstain from voting on a proposal, other than on the election of directors, you will be deemed to have voted against that proposal.
•	If you do not vote your shares that are held in nominee “street name,” such as by a brokerage firm, and your nominee does not have discretionary power to vote your shares on a particular matter, the failure of the nominee to vote the shares on that matter is called a “broker non-vote.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes, however, will not be counted in determining the number of shares voted for or against the matter.

How do I vote?
If you are a stockholder of record (that is, if your shares are owned directly in your name and not in “street name” through a broker), you may vote in any of the following ways:
•	By attending the Annual Meeting and voting in person;
•	By voting by proxy over the Internet or calling toll-free (within the U.S. or Canada) by following the instructions provided in the proxy materials; or
•	By marking, dating, signing and returning the proxy card.
Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend the meeting.
If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 25, 2010. After that time, Internet and telephone voting will not be permitted, and a stockholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.
“Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares of record.
How are my voting instructions carried out?
If you vote by telephone or through the Internet, and the Company receives it in the time provided above, the persons named as proxies will vote your shares in the manner that you specify. Proxy cards that are properly executed, duly returned and not revoked, will be voted in the manner specified. If a proxy card is properly executed but does not specify any or all choices for each proposal, the proxy will be voted as follows:
•	In favor of the election of the seven nominees for director as described in this proxy statement;
•	In favor of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011; and
•	In the discretion of the persons named in the proxy, as to such other matters as may be properly come before the Annual Meeting.
What if I change my mind after I vote via proxy?
You may revoke your proxy at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you can change your vote by:
•	Submitting a later-dated proxy (by mail, Internet or telephone) until 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 25, 2010;
•	Voting in person at the Annual Meeting; or
•	Providing written notice revoking your proxy vote to our Corporate Secretary at our principal office prior to the Annual Meeting.
If on the record date you held shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you must instruct the nominee that holds your shares of your desire to change or revoke your voting instructions.

QUESTIONS AND ANSWERS ABOUT PROXY SOLICITATION
How are proxies solicited?
We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of stockholders forward proxy materials and annual reports to the beneficial owners of our common stock. We may solicit proxies by mail, in person, by telephone, through electronic transmission and by facsimile transmission. Our directors, officers and employees will not receive additional compensation for soliciting stockholder proxies.
Who will pay for the cost of soliciting proxies?
We will pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of stockholders for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of our common stock.
ADDITIONAL INFORMATION
Where can I find additional information about National American University Holdings, Inc.?
Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about us. You can also find additional information about us on our website at www.national.edu.
CHANGE IN CONTROL
On November 23, 2009, a change of control of the Company occurred. The Company, formerly known as Camden Learning Corporation, was incorporated in the State of Delaware on April 10, 2007. The Company was a special purpose acquisition company formed to serve as a vehicle for the acquisition of an operating business. On November 23, 2009, Dlorah, Inc., a South Dakota corporation (“Dlorah”), became a wholly-owned subsidiary of the Company (the “Transaction”), pursuant to an Agreement and Plan of Reorganization between the Company and Dlorah. Camden Learning, LLC and its affiliates controlled the Company prior to the Transaction. Robert D. Buckingham Living Trust, and H. & E. Buckingham Limited Partnership owned 100% of Dlorah prior to the Transaction. Robert D. Buckingham, the chairman of our Board, is the trustee of Robert D. Buckingham Living Trust, and is the general partner of H. & E. Buckingham Limited Partnership. In connection with the Transaction, the stockholders of Dlorah received approximately 77% of the equity of the Company, and Dlorah was deemed to be the acquirer for accounting purposes. Those former Dlorah stockholders owned approximately 52.4% of the equity of the Company as of the record date.
CORPORATE GOVERNANCE
Our Board is elected by our stockholders to oversee our business and affairs. The Board monitors and evaluates our business performance through regular communication with our chief executive officer and by holding Board meetings and Board committee meetings.
The Board values effective corporate governance and adherence to high legal and ethical standards. We have adopted the Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to our employees, officers and members of our Board. This Code of Conduct is intended to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “SEC”), compliance with applicable laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, accountability for any violation of the Code of Conduct, and a culture of compliance and ethics. Our Code of Conduct is posted on our website at www.national.edu under the “Investors” link. A paper copy is available to stockholders free of charge upon request to our Corporate Secretary.
Director Independence
We adhere to the director independence requirements under The NASDAQ Stock Market LLC (“NASDAQ”) corporate governance rules. For a director to be considered independent under NASDAQ rules, the Board must affirmatively determine that a director or director nominee does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under these director independence standards, the Board has determined that each of Dr. Crane, Dr. Reynolds, Dr. Saban, and Mr. Yelick is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with our directors.

Board’s Role in Risk Oversight
Our Board is responsible for oversight of our risks assessment and management process. The Board executes this oversight responsibility directly and through the standing committees of the Board. The Board and its committees regularly review and discuss with management our material strategic, operational, financial, regulatory compliance, and compensation risks.
The audit committee performs a central oversight role with respect to financial and compliance risks. The audit committee reviews and assesses the qualitative aspects of financial reporting, process to manage financial and financial reporting risk, and compliance with applicable legal, ethical and regulatory requirements. The audit committee regularly reports its findings to the Board. The corporate governance and nominating committee assists the Board in overseeing management’s processes for the assessment and management of our non-financial risks and the steps that management has taken to monitor and control exposure to such risks. The compensation committee reviews and discusses with management the impact of our compensation policies and practices on risk taking within our organization.
Board Leadership Structure
Our Board elects its Chairman and appoints the Company’s Chief Executive Officer according to what it determines is best for the Company and its stockholders at any given time. The offices of Chairman and Chief Executive Officer are currently held separately, which the Board has determined is in the best interests of the Company and its stockholders at this particular time. However, the Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.
Certain Relationships and Related Transactions
Our Code of Conduct requires our employees to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest. The employees also are responsible to disclose to our compliance officer any actual or perceived conflict of interest. Related party transactions with respect to companies like ours are defined under the SEC rules. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Related party transactions are not permitted without the prior consent of our audit committee, or other independent committee of our Board if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting the proposed transaction, our audit committee will consider the facts and circumstances available and deemed relevant to the committee, including the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those agreements and arrangements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. The audit committee and disinterested directors approved the following related party transactions.
Mr. Robert D. Buckingham, the chairman of our Board, has a son, Michael Buckingham, and a daughter, Deborah Buckingham, who are employed by the Company, and in the aggregate their compensation exceeded $120,000 during the fiscal year ended May 31, 2010. Michael Buckingham’s compensation during that period was approximately $124,000, and Deborah Buckingham’s compensation during that period was approximately $54,000.

We are a 50% partner in Fairway Hills Section III, a South Dakota limited partnership, with Mr. Robert D. Buckingham and his four siblings or their estates (Donald Buckingham, Nancy Hauer, Susan Lein and Linda Copper), each of whom has a 10% interest in the partnership. Before our transaction with Dlorah on November 23, 2009, Dlorah made several capital contributions to the partnership, in various forms, but the individual partners (other than Susan Lein) did not make any capital contributions to the partnership. As a result, Dlorah had a substantial positive balance in its capital account in the partnership and each of the individual partners had a negative balance in his or her partnership capital account. The negative capital account balances of Mr. Buckingham, Donald Buckingham’s Estate, Susan Lein and Linda Copper were all brought back up to $0 at the closing of our transaction with Dlorah through the payment by such individuals of the amount of the negative cash balances.
Mr. Robert D. Buckingham guaranteed substantially all of Dlorah’s indebtedness for borrowed money prior to the consummation of our transaction with Dlorah, and he remained personally liable for substantially all of our indebtedness for borrowed money until we paid off substantially all of our indebtedness on or about May 28, 2010.
In connection with his resignation as president of Dlorah and the termination of his employment agreement, effective March 15, 2010, Mr. Robert D. Buckingham received payment from the Company in the amount of $2,131,900.12 on or about March 30, 2010.
On March 23, 2010, we filed a registration statement on Form S-1 with the SEC for the offer and sale of up to 7,000,000 shares of our common stock, half of which were owned by H. & E. Buckingham Limited Partnership and Robert D. Buckingham Living Trust (the “Selling Stockholders”). Mr. Buckingham is the general partner of H. & E. Buckingham Limited Partnership and, in this capacity, has sole power to direct the vote and disposition of securities held by the limited partnership. He is also the grantor, beneficiary and sole trustee of the Robert D. Buckingham Living Trust and is deemed to have sole voting and dispositive power of the securities held by the trust. The sale of 7,000,000 shares closed on June 1, 2010. We paid the costs associated with this registration as well as a special dividend of $11,116,000 paid to holders of Class A common stock and common stock. The special dividend paid on the Class A common stock to the Selling Stockholders was approximately $10,100,000. We did not receive any proceeds from the sale of the shares by the Selling Stockholders.
Board Committees and Their Functions
Our Board has established a standing audit committee, compensation committee and corporate governance and nominating committee.
Audit Committee
The audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risk and our compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our audit committee are Dr. Saban, who serves as chair of the committee, Dr. Crane and Dr. Reynolds. Our Board has determined that Dr. Saban is an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of our audit committee is independent under the NASDAQ rules and pursuant to Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
The audit committee held three regular meetings during the fiscal year ended May 31, 2010.
The audit committee has adopted a written charter. The audit committee reviews and assesses the adequacy of its written charter on an annual basis. A current copy of the audit committee charter may be found on our website at www.national.edu under the “Investors” link and is available in print to any stockholder who requests it from our Corporate Secretary.

Compensation Committee
Among its various duties and responsibilities, the compensation committee is responsible for recommending to the Board the compensation and benefits of our chief executive officer, establishing the compensation and benefits of our other executive officers, monitoring compensation arrangements applicable to our chief executive officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plans. The members of our compensation committee are Dr. Reynolds, who serves as chair of the committee, Dr. Crane and Mr. Yelick. The composition of our compensation committee meets the independence requirements of NASDAQ required for approval of the compensation of our chief executive officer and other executive officers.
The compensation committee believes that our compensation programs are designed with appropriate balance of risk and reward in relation to our overall objectives and do not create risks that are reasonably likely to have a material adverse effect on the Company’s business. In this regard, the compensation committee believes that our mix of short- and long-term compensation elements encourages our management to produce consistent, short-term financial results for the Company, but also encourages our management to increase long-term stockholder value. In particular, our annual cash incentive compensation rewards our executive officers for achieving our short-term financial goals. Our long-term compensation, on the other hand, has an equity-based component that is intended to ensure that executive officers’ long-term interests are focused on increasing stockholder value. Through vesting and other performance measure provisions, our long-term compensation program is also designed to emphasize the performance measures that our executive officers need to achieve in order to deliver stockholder value.
The compensation committee held four regular meetings during the fiscal year ended May 31, 2010.
The compensation committee has adopted a written charter. The compensation committee has the authority to retain outside advisors to assist it in the performance of its duties. A current copy of the compensation committee charter may be found on our website at www.national.edu under the “Investors” link and is available in print to any stockholder who requests it from our Corporate Secretary.
Corporate Governance and Nominating Committee
The corporate governance and nominating committee is responsible for recommending candidates for election to the Board. The committee is also responsible for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, new director orientation, committee structure and membership and succession planning of our chief executive officer and other key executive officers. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the corporate governance and nominating committee does consider diversity to be an additional desirable characteristic in potential nominees. Although not part of any formal policy, our goal is a balanced and diverse Board, with members that represent a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision making process and represent the interests of all our stockholders. In evaluating candidates, there are a number of factors that the Board generally views as relevant, including the candidate’s professional experience, his or her understanding of the business and regulatory issues affecting the Company and National American University and his or her integrity and reputation. The members of our corporate governance and nominating committee are Mr. Yelick, who serves as the chair of the committee, and Dr. Reynolds. The composition of our corporate governance and nominating committee meets the independence requirements of NASDAQ required for director nominations.
The corporate governance and nominating committee held no regular meetings during the fiscal year ended May 31, 2010.
The corporate governance and nominating committee has adopted a written charter. A current copy of the corporate governance and nominating committee charter may be found on our website at www.national.edu under the “Investors” link and is available in print to any stockholder who requests it from our Corporate Secretary.

Board Meetings and Attendance
The Board held five regular meetings and no special meetings during the fiscal year ended May 31, 2010. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served.
Director Nomination Process
The corporate governance and nominating committee is responsible for evaluating and recommending to the full Board candidates for nomination. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting. When there is an opening on the Board, the corporate governance and nominating committee will consider candidates who meet the requisite director qualification standards determined by the committee. When current Board members are considered for nomination for re-election, the corporate governance and nominating committee also takes into consideration their prior contributions to the Company as directors and meeting attendance. The corporate governance and nominating committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders may make such a submission by sending the following information to the corporate governance and nominating committee c/o Corporate Secretary at the address listed below in “Communications with the Board of Directors”:
•	the name and address of the stockholder who intends to make the nomination;
•	the name and address of the candidate and a brief biographical sketch and resume;
•	the contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and
•	a signed statement confirming the submitting stockholder’s current status as a stockholder and the number of shares currently held.
The corporate governance and nominating committee will evaluate the submission of a proposed candidate by a stockholder, based on our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the corporate governance and nominating committee will determine whether to recommend a candidate for nomination by the Board for election as a director at the next annual meeting.
Any stockholders desiring to present a nomination for consideration by the Corporate Governance and Nominating Committee prior to our 2011 annual meeting must do so no later than June 28, 2011 in order to provide adequate time to duly consider the nominee.
Communications with the Board of Directors
Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to:
Board of Directors
National American University Holdings, Inc.
Attention: Corporate Secretary
5301 S. Highway 16, Suite 200
Rapid City, South Dakota 57701
Our Corporate Secretary will forward communications received to the chair of the corporate governance and nominating committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate.

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS
General Information
Our Bylaws provide that the number of directors shall be fixed from time to time by the Board, not to exceed nine directors. The Board has currently fixed the number of directors at seven. Our Bylaws also provide that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified.
A majority of our directors qualify as “independent” directors under NASDAQ rules.
You may vote for all, some or none of the nominees to be elected to the Board. You may not vote for more individuals than the number nominated, however. The affirmative vote of a plurality of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary to elect each director nominee. We have no reason to expect that any of the nominees will fail to be a candidate at the Annual Meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies. All of the nominees are currently members of the Board and there are no family relationships among the nominees.
IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.
Board Voting Recommendation
Management and the Board recommend that stockholders vote “FOR” the re-election of each of the seven nominees listed below to constitute our Board.
Nominees and Directors
Robert D. Buckingham, 74, became chairman of our Board as of the closing of our transaction with Dlorah (November 23, 2009). Mr. Buckingham has served as president of Dlorah since 1986 and chairman of the board of directors of Dlorah as well as chairman of the board of governors of National American University (“NAU”) since 1991. He is a member of the board of directors of the Rapid City Defense Housing Corporation, which owns and leases the Dakota Ridge housing to Air Force personnel. From 1960 to 1981 he worked in various executive and management positions in transportation and real estate development organizations. Mr. Buckingham has a B.S. in Business Management from the University of Colorado. Mr. Buckingham is the father of Michael Buckingham, who is the president of our real estate operations.
Mr. Buckingham’s prior substantial experience as president and chairman of the board of directors of Dlorah enables him to bring significant experience to the Board relating to industry experience, depth of knowledge and familiarity with the Company with unique insights into the Company’s challenges, opportunities and operations.
Dr. Jerry L. Gallentine, 69, joined our Board and was appointed as our president as of the closing of our transaction with Dlorah (November 23, 2009). Dr. Gallentine has served as university president of NAU since 1993 and was the chief executive officer of NAU from 1993 until April 2009. Dr. Gallentine also currently serves on the board of directors of Salem International University. Dr. Gallentine has over 44 years of experience in the education industry. He served as president of Western New Mexico University from 1990 to 1993 and was president of Peru State College in Nebraska from 1982 to 1990. From 1979 to 1982, Dr. Gallentine was president at Labette Community College in Parsons, Kansas. He was an assistant professor of biology at Midland Lutheran College in Fremont, Nebraska, from 1965 through 1968. Dr. Gallentine has served in many educational and cultural leadership roles, including past president of the board of directors of the Nebraska Educational Television Council for Higher Education, past chairman of the Council of Presidents of the Nebraska State College System, member of the board of directors of the Nebraska Humanities Council and founding member of the Nebraska Foundation for the Humanities. Dr. Gallentine has a B.S. from Fort Hays (Kansas) State University, and a M.Ed., M.S. and Ph.D. from the University of Toledo.

Dr. Gallentine’s experience as university president and chief executive officer of NAU brings significant expertise, skills and experience to the Board with respect to leadership, business operations and industry knowledge.
Dr. Therese Kreig Crane, 60, rejoined our Board in January 2010. She was previously a member of our Board from November, 2007 until November 23, 2009, when she resigned in connection with the closing of the Dlorah transaction. Since August 2003, she has operated Crane Associates, an educational technology consulting practice, advising educational technology companies in business strategy, marketing and sales. Dr. Crane has been a consultant for e-Luminate Group, an education consulting firm, since 2003 and currently serves as its senior education advisor. She currently serves in various leadership capacities within the education industry, including as a trustee for the National Education Association Foundation and for the Western Governors University, as chairman of the board of directors of Nobel Learning Communities Inc. and as a director of Tutor.com. From 2003 until June 2005, Dr. Crane served on the board of AlphaSmart, a provider of affordable, portable personal learning solutions for the K-12 classroom. From 2000 to 2003, Dr. Crane was vice president, information and education products at America Online. She was president of Jostens Learning Corporation and its successor company, Compass Learning, from 1997 to 2000. From 1994 to 1997, Dr. Crane also held various positions with Apple Computer, including senior vice president, Education of Americas, and senior vice president, Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education and mathematics from the University of Texas at Austin, an M.Ed. in early childhood education and an Ed.D. in administrative leadership from the University of North Texas.
Dr. Crane’s prior experience on our Board and her extensive consulting work in the educational technology industry brings considerable expertise, leadership and sound guidance to the Board.
Dr. R. John Reynolds, 73, joined our Board as of the closing of our transaction with Dlorah (November 23, 2009). He was the chancellor/president of Salem International University from June 2005 to November 2006 and has been the president of Reynolds and Associates, an education consulting firm, since June 2000. He has over 41 years of experience in the education industry. He has served in a number of leadership positions, including interim president of Millikin University in Illinois from September 2002 to August 2003, president of Tri-State University in Indiana from March 1993 to June 2000, president of Huron University in South Dakota from July 1984 to March 1993 and president of National College, South Dakota from 1982 to 1984 (a predecessor to NAU). Dr. Reynolds has also served in many other educational roles, including acting dean, associate dean, professor, adjunct professor, associate academic dean and vice president and education director. Dr. Reynolds has a B.Ed. from the University of Wisconsin, an M.A. from Northern Michigan University and a Ph.D. from Southern Illinois University.
Dr. Reynolds has considerable experience in the education industry in a number of different leadership positions. His extensive knowledge brings valuable and substantial skills that add significant value to the Board in terms of its effectiveness and its ability to address issues facing the Company.
Dr. Thomas D. Saban, 58, joined our Board as of the closing of our transaction with Dlorah (November 23, 2009). He has been serving as the vice president of administration and finance and chief financial officer of Rocky Vista University, College of Osteopathic Medicine since November 2008. Dr. Saban has over 23 years of experience in the education industry. He served as the vice president for finance and administration/chief financial officer at Texas A&M University from September 2007 to November 2008, associate vice president for planning, budgets and research at St. Petersburg College in Florida from October 2002 to September 2007 and as the vice president for administration and finance/chief financial officer at Worcester State College in Massachusetts from September 1996 to October 2002. He also served as the vice president for finance and administration/chief financial officer of Chadron State College in Nebraska from July 1990 to September 1996. Dr. Saban held a number of other educational and leadership roles from 1982 to 1990, including controller, director of finance and system coordinator/project leader. Dr. Saban has a B.S. from the University of Wyoming, an MBA from the University of Miami and a Ph.D. from Barry University.
Dr. Saban’s financial expertise in the education industry provides valuable specialized knowledge and financial and analytical skill to the Board.

David L. Warnock, 52, has served on our Board since April, 2007. Mr. Warnock is also a partner with Camden Partners and co-founded the firm in 1995. Mr. Warnock was formerly the chairman and chief executive officer of Camden Learning, our predecessor company. He also serves as the chairman of the board of New Horizons Worldwide, Inc., an information technology training company, and on the boards of Nobel Learning Communities, Inc., a nationwide provider of pre-K through 8th grade private schools, CIBT Education Group, Inc., a post-secondary institution in China, and Questar Assessment, Inc., formerly Touchstone Applied Science Associates, which provides testing and assessment services for standardized testing, all of which are Camden Partners’ portfolio companies. Mr. Warnock served as the chairman of Nobel from September 2003 through February 2004. Mr. Warnock has previously served on the boards of Concord Career Colleges from 1997 through 2006, Children’s Comprehensive Services, Inc. from 1993 to 2000, and American Public University from 2005 through 2009. Mr. Warnock is also involved with numerous non-profit organizations. He is the chairman of the Center For Urban Families, as well as former chairman of the board for Calvert Education Services, the nation’s largest non-sectarian home-schooling organization. Mr. Warnock earned a B.A. degree from the University of Delaware and an M.S. (in Finance) from the University of Wisconsin. Mr. Warnock is also a Chartered Financial Analyst Charterholder.
Mr. Warnock’s considerable experience on other education industry boards brings significant corporate governance and leadership skills to our Board.
H. Edward Yelick, 76, joined our Board in March 2010. Mr. Yelick has served as a member of NAU’s board of governors since 1995. He retired in 1994 from Personal Representatives, Inc., a lobbying firm, which he formed in 1987. He retired from U.S. West Communications, Inc. (Northwestern Bell) in 1985, where his last position was assistant vice-president of government, customer and public relations. Since July 2003, he has served as a member of the board of directors of the Rapid City Regional Hospital, where he has served on the compliance and audit committee as well as the investment committee, and is currently the chair of the board.
Mr. Yelick has particularly relevant experience as a member of NAU’s board of governors and has corporate governance experience through service on other boards, where he has served as chair and on the compliance, audit and investment committees.
EXECUTIVE OFFICERS
The following sets forth information about our non-director executive officers as of the date of this proxy statement. For information regarding Dr. Jerry Gallentine, our president, see “PROPOSAL NUMBER 1—ELECTION OF DIRECTORS—Nominees and Directors.”

Name	Position
Dr. Ronald L. Shape	Chief Executive Officer, Chief Financial Officer
Dr. Samuel D. Kerr	Provost, Secretary and General Counsel
Venessa D. Green	Chief Financial Officer of NAU
Michaelle J. Holland	Regional President of NAU — East and Southeast
Lisa L. Knigge	Regional President of NAU — Southwest
Dr. Robert A. Paxton	President of NAU — Distance Learning
Scott E. Toothman	Vice President of Institutional Support and Military Services for NAU
Michael Buckingham	President, Real Estate Operations
Dr. Ronald L. Shape, 43, was appointed our chief executive officer and chief financial officer as of the closing of our transaction with Dlorah (November 23, 2009). He has been the chief executive officer of NAU since April 2009, and was the chief operating officer of NAU from 2006 until 2009. Dr. Shape also served as the chief fiscal officer of NAU from 2002 until the closing of our transaction with Dlorah. In 2001, Dr. Shape was selected as the assistant to the university president of NAU and served as regional president for the Minnesota region with NAU in 2000. Dr. Shape worked in a number of different positions at NAU from 1991 to 2000, including system controller, assistant director of financial aid and student account specialist. Dr. Shape served as executive vice president of NAU’s Sioux Falls, South Dakota campus from 1998 to 2000. Dr. Shape currently serves as vice president of finance on the board of directors of Fountain Springs Community Church and serves on the board of directors of the Quall Road District in Black Hawk, South Dakota. Dr. Shape has a B.A. from Dakota Wesleyan University and an MBA and Ed.D. from the University of South Dakota.

Dr. Samuel D. Kerr, 50, was appointed our provost, general counsel and secretary, as of the closing of our transaction with Dlorah (November 23, 2009). Dr. Kerr has served as the provost/general counsel of NAU since 2008 and as an adjunct faculty member of NAU since 2002. Dr. Kerr was the system vice president for administration and general counsel of NAU from 2004 to 2008 and served as vice president for human resources and general counsel from 2001 to 2004. Dr. Kerr served as managing partner of Banks, Johnson, Colbath & Kerr, Prof. L.L.C. from 1995 to 2001, where he served as outside legal counsel to NAU from 1999 to 2001. Dr. Kerr was an associate attorney at Wallahan & Eicher from 1992 to 1995 and an English/Journalism teacher at Rapid City Central High School in South Dakota from 1985 to 1989. Dr. Kerr has a B.S. and B.S.Ed. from Black Hills State University, an M.Ed. from South Dakota State University, a J.D. from the University of Nebraska-Lincoln College of Law and an Ed.D. from the University of South Dakota.
Venessa D. Green, 37, was appointed the chief financial officer of NAU in April 2010. Ms. Green served as interim chief financial officer of NAU from June 2009 to April 2010. Ms. Green served as vice president of finance of NAU from June 2008 to June 2009. From December 2004 to June 2008, she served as the business manager/controller of NAU. Ms. Green has also served as an adjunct faculty member of NAU since December 2006. Ms. Green is a licensed certified public accountant in the State of South Dakota and has been a member of the American Institute of Certified Public Accountants since 2007 and a member of the South Dakota Certified Public Accountant Society since 2007. Ms. Green obtained a B.S. from DeVry Institute of Technology and an MBA from NAU.
Michaelle J. Holland, 46, was appointed regional president of NAU-East and Southeast in June 2007. From June 2002 to June 2007, she served as regional president-Southeast. Since becoming a regional president, Ms. Holland supervised the opening of NAU’s first nursing program as well as opening an education site in Wichita, Kansas and education centers in Minnetonka, Minnesota, and Lee’s Summit, Missouri. From 1999 to 2002, she served as a campus president for the Lincoln School of Commerce, where she managed a campus of approximately 600 students. From 1991 through 1999, Ms. Holland served in various capacities for NAU in the admissions area, including as Vice President of Enrollment Management. Ms. Holland received her M.Ed. from MidAmerica Nazarene University in Olathe, Kansas and her bachelor’s degree in Business Administration from NAU.
Lisa L. Knigge, 48, was appointed regional president of NAU-West and Southwest in January 2008, where she oversees operations for Denver, Colorado, Colorado Springs, Colorado, Austin, Texas, Albuquerque, New Mexico, and Rio Rancho, New Mexico. Ms. Knigge has served as regional vice president for the Austin and Albuquerque campuses since April 2007. From 1997 to March, 2007, she served as NAU’s New Mexico regional president. From 1992 to 1997, Ms. Knigge held various positions in NAU, including its admissions department. Ms. Knigge earned her B.A. from Northern State University in Aberdeen, South Dakota, and her Masters of Human Resource Management from Webster University in Albuquerque, New Mexico.
Dr. Robert A. Paxton, 54, was appointed to the president of NAU-Distance Learning in January 2009. From January 1995 to August 2008, Dr. Paxton served as president of Iowa Central Community College. Dr. Paxton served as vice president of instruction of Cowley County Community College and Area Vocational-Technical School, Arkansas City, Kansas, from June 1990 to December 1994 and as dean of student services from July 1988 to June 1990. Dr. Paxton received his B.A. from Nebraska Christian College, M.S. from Fort Hayes State University and Ph.D. from University of Texas at Austin.

Scott E. Toothman, 58, was appointed as vice president of institutional support and military services for NAU in February 2010. From February 2004 to February 2010, Mr. Toothman was the campus director for NAU’s Ellsworth Air Force Base campus. From September 2002 to February 2004, he served as an adjunct faculty member for NAU. Mr. Toothman received an associate of applied science degree in avionics technology from Community College of the Air Force, a B.S. from National College in Rapid City, South Dakota, and an MBA from NAU.
Michael Buckingham, 52, was appointed president of our real estate operations as of the closing of our transaction with Dlorah (November 23, 2009). Mr. Buckingham oversees the maintenance of the educational sites in the NAU system, as well as properties being developed and managed by our real estate operations. Mr. Buckingham served as corporate vice president of Dlorah from 1992, and the president of our real estate operations from 1988, until the closing of the Dlorah transaction. Mr. Buckingham served as an elected official on the Rapid City School Board from June 1998 through December 2002 when he resigned after being elected to the South Dakota House of Representatives, where he served until January 2009. He continues to be active in local politics and advises NAU on issues that may impact the university by local and state legislative bodies. Mr. Buckingham obtained a B.S. from the University of South Dakota and an MBA from NAU. Mr. Buckingham is the son of Robert D. Buckingham, the chairman of our Board.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Philosophy and Guiding Principles
The compensation committee sets our compensation principles that guide the design of compensation plans and programs for executive management. The compensation committee is charged with establishing, implementing and continually monitoring the executive compensation program and in doing so endeavors to achieve and to maintain a comprehensive package that is both fair and competitive in furtherance of our overall objectives.
Our executive compensation philosophy is to maintain a compensation program that is both fair and competitive. This philosophy focuses on linking each executive’s total compensation (cash and non-cash compensation) to corporate and individual performance. Our compensation program reflects a belief that executive talent is attracted to a company that recognizes and rewards performance, and that with strong performance the company can deliver stockholder value. In selecting and rewarding executives, we intend to continue our practice of providing direct accountability for individual and organizational results for each executive and ensuring the rewards are commensurate with the contributions and results delivered for stockholders.
The following philosophy and principles have been set forth as a framework within which our compensation committee operates.
Competitive Total Compensation. Deliver competitive total compensation opportunities in order to attract and retain talented management. We consider the compensation practices of other comparator companies.
Cash Compensation. Use a combination of appropriate base and bonus cash compensation to motivate and reward good results at all levels of the organization and particularly for our executive officers.
Align Management Interests with Stockholders. Closely align management interests and actions with our stockholders through the establishment of appropriate award vehicles.
Enhance Stockholder Value. Reward employees for enhancing stockholder value through sustained improvement in earnings per share.
Compensation Consultants. Retain outside compensation consultants to assist the compensation committee by providing a comprehensive assessment of our executive compensation pay practices and providing proposals to ensure the structure of our compensation programs are optimally aligned with our compensation principles.
Focus on Corporate Goals. Provide compensation that is directly related to the achievement of corporate goals, which are measured through individual management objectives and through earnings results compared to budget.
Simple and Straightforward Incentives. Minimize the complexity of compensation policies and practices and to maximize employees’ understanding of the elements of compensation.
Consistent with our compensation philosophy, the executive compensation program has been specifically designed to achieve the following objectives:
•	Provide an attractive combination of salary and annual long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by providing compensation that is competitive within the for-profit education industry and the broader market for executive talent. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.
•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further our success.

•	Align the interests of executives with those of our stockholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership. Our compensation program uses equity-based awards, the value of which is contingent on our longer-term performance, in order to provide our executive officers with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases and by using equity-based awards, our executive officers also receive increased value when our stock price increases and decreased value when it decreases. We believe that equity-based awards exemplify our philosophy of having a straightforward structure by reminding executive officers that one measure of long-term corporate success is increased stockholder value over time. Because our equity incentives are granted with time-based vesting, we believe these awards also aid in the retention of our executive officers.
•	Utilize comparative market information as a general reference to assist us in the annual decision-making process for executive compensation matters.
•	Foster long-term focus required for success in the for-profit education industry through equity incentives that vest over time.
Compensation Consultant
During 2010, our Compensation Committee reviewed a report prepared by a compensation consulting firm, evaluating our executive officers’ salaries, cash incentive bonuses and equity-based compensation. This report included benchmarking executive compensation against comparable public companies that provide similar educational services in the markets we serve. Our Compensation Committee realizes that benchmarking the Company’s compensation against the compensation earned at comparable companies may not always be appropriate, but it believes that engaging in a comparative analysis of the Company’s compensation practices is a useful tool to understand the competitiveness of the compensation it pays its executive officers. This benchmarking indicated that the Company’s compensation of its executive officers was at or below the median of executives with similar roles at the peer companies. The Compensation Committee has not retained an outside consultant to determine 2010 compensation, in part because base salaries of the executive officers were determined by employment agreements.
Elements of Executive Compensation
The compensation program for our executive officers is comprised primarily of three elements: base salary, annual incentive cash compensation and long-term equity incentives.
Base Salary. Base salary is an integral part of compensation for our executive officers. Unless determined pursuant to an employment agreement, the compensation committee generally determines base salary levels for our named executive officers after completion of our annual employee performance review program and during the time when any salary changes are to take effect. In general, the compensation committee considers the following factors: (i) individual’s performance and contribution to the Company’s goals, and (ii) review of salaries in the market survey data and for similar positions for the comparable companies.
Annual Incentives. We have placed an emphasis on pay for performance-based cash incentive compensation that is designed to reward our management team based on the achievement of specific performance measures and goals. We believe annual incentive pay furthers our compensation philosophy and objectives by focusing our executive officers on corporate goals, encouraging continuous quality improvement and providing straightforward incentives. The target for annual incentive pay for our executive officers is expressed as a percentage of base salary.
Long-Term Incentives. We believe that executive officers should have a significant potential to benefit from increases in our equity value in order to align the interests of the executive officers and our stockholders. The Company awards long-term incentives under our National American University Holdings, Inc. 2009 Stock Option and Compensation Plan, or the 2009 Plan. The 2009 Plan gives the compensation committee the latitude of awarding incentive stock options, non-qualified stock options, restricted stock and other types of long-term incentive awards. Our equity awards may be split between stock options and restricted stock so that the executive officers are incentivized to preserve as well as grow stockholder value. Our stock options and restricted stock awards use one to three-year vesting with options having ten-year terms.
Other Compensation. Certain of our executive officers are eligible to receive certain benefits not available to other full-time employees, including club membership dues.

Summary Compensation Table
The following table and accompanying narrative disclosure explains compensation for the last two fiscal years for the individuals who served as our chief executive officer and our chief financial officer during fiscal 2010, for each of the two other most highly-compensated executive officers who were serving as executive officers of the Company at the end of fiscal 2010, and for Mr. Robert D. Buckingham, who served as our executive chairman through March 15, 2010 (collectively, the “named executive officers”). Each of the named executive officers was appointed to their respective positions on November 23, 2009, the date of the closing of the transaction with Dlorah. Prior to that date, each of the named executive officers served in similar capacities for Dlorah. The compensation figures for fiscal 2009 presented below reflect the compensation they received from Dlorah. The compensation figures for fiscal 2010 consist of compensation they received from Dlorah, prior to and after November 23, 2009. No compensation from the Company was paid to our officers and directors, or any of their respective affiliates in fiscal 2009, prior to, or for any services they rendered in order to effectuate, the consummation of the transaction with Dlorah.
Summary Compensation Table

					Non-Equity
					Incentive Plan		All Other
		Salary	Bonus	Stock Awards	Compensation		Compensation
Name and Title	Fiscal Year	($)	($)	($)(1)	($)		($)		Total ($)

Dr. Ronald L. Shape	2010	229,583	0	335,828	210,041	(2)	214,909	(3)	990,361
Chief Executive Officer and Chief Financial Officer	2009	231,250	0	0	145,910		11,500	(4)	388,660

Dr. Jerry L. Gallentine	2010	238,270	0	167,914	620,105	(2)	128,133	(5)	1,139,357
President	2009	243,623	10,200	0	338,027		11,500	(6)	603,350

Michaelle Holland	2010	163,724	0	76,570	381,993	(2)	70,520	(7)	692,807
Regional President for the East and Southeast Regions	2009	157,859	0	0	150,069		10,256	(8)	318,184

Robert D. Buckingham(11)	2010	145,144	0	0	850,076	(2)	2,131,900	(9)	3,127,120
Executive Chairman of the Board	2009	165,328	0		709,076		42,000	(10)	916,404

(1)	Consists of restricted stock awards with three-year vesting, where the named executive officer is assumed to have been be employed on each vesting date and certain performance targets of the Company are assumed to have been met. The value of the restricted stock is based on the grant date closing stock price of $7.73 on November 30, 2009, $11.72 on December 31, 2009 and $10.00 on March 19, 2010 as reported on the Over-the-Counter Bulletin Board.

(2)	Payable in fiscal year 2011 by the terms of their respective agreements.

(3)	Consists of 401(k) matching contributions of $12,250, tax bonus amount of $192,610 and $ 10,040 in dividends paid on restricted stock awards.

(4)	Consists of 401(k) matching contributions.

(5)	Consists of 401(k) matching contributions of $12,250, tax bonus amount of $96,309, $4,509 in dividends paid on restricted stock awards and $15,065 in other perquisites.

(6)	Consists of 401(k) matching contributions.

(7)	Consists of 401(k) matching contributions of $12,250, tax bonus amount of $56,480 and $1,790 in dividends paid on restricted stock awards.

(8)	Consists of 401(k) matching contributions.

(9)	Paid in connection with the termination of the employment agreement with Mr. Buckingham.

(10)	Consists of Dlorah directors’ fee of $42,000.

(11)	Effective March 15, 2010, Mr. Buckingham ceased to be an executive officer. He continues to serve as the chairman of our Board.

Base Salaries
Our named executive officers’ compensation was determined, in part, by arrangements in effect between Dlorah and such named executive officers during fiscal year 2009. The base salaries of Dr. Gallentine, Dr. Shape and Mr. Buckingham were determined pursuant to their employment agreements that are described below under the heading “Employment Agreements.” The compensation of Ms. Holland was determined by Dlorah’s board of directors based on an analysis of compensation paid to other similarly situated executives. The amount of base salary paid to each named executive officer for the fiscal year ended May 31, 2010, is reported in the column captioned “Salary” of the “Summary Compensation Table” above.
Stock Awards
We granted restricted stock to our named executive officers in fiscal 2010 as a component of executive compensation. In combination with such grants, we agreed to pay a cash bonus to the named executive officers sufficient to pay any federal or state income or employment taxes associated with the vesting of the restricted stock. The restricted stock vest if we meet certain performance goals. The vesting schedule was designed to incentivize the named executive officers to reach our performance goals, and therefore, align the interests of the named executive officers and our stockholders.
Annual Cash Incentive Compensation
Dr. Ronald L. Shape. Pursuant to his employment agreement described below, Dr. Shape was eligible to receive cash incentive compensation if NAU achieved certain profit margin percentage, net of adjustments, or attained certain quarterly collections percentage or credit hour growth rate for the fiscal years ended May 31, 2010 and 2009. Under his annual profit margin percentage incentive, Dr. Shape was eligible to receive 0.05% to 0.15% of the profit margin in cash incentive compensation for NAU achieving an annual profit margin, net of adjustments, of 15% to 17% or more. Dr. Shape was also eligible to receive additional cash incentive compensation payments for NAU achieving certain quarterly collections percentages as measured 180 days after the start of each quarter. If quarterly collections were at least 97%, Dr. Shape was eligible to receive between 0.02% to 0.04% of the prior quarter’s gross profit, depending on the percent collected. Lastly, Dr. Shape was eligible to receive cash incentive compensation for NAU campus generating credit hour growth percentages, compared to the percentages in each quarter to the same quarter of the prior year. Under this formula, for the fiscal years ended May 31, 2010 and 2009, Dlorah awarded Dr. Shape $210,041 and $145,910, respectively, in total cash incentive compensation.
Dr. Jerry L. Gallentine. Pursuant to his employment agreement described below, Dr. Gallentine was eligible for cash incentive compensation based on NAU achieving certain performance targets for fiscal years ended May 31, 2010 and 2009. Dr. Gallentine was eligible to receive a merit award of 0.1% of NAU’s annual revenues, net of adjustments, if the net profit margin equaled 10%, a pro rated award from 0.1% to 1.0% of NAU’s annual revenues, net of adjustments, if the net profit margin equaled 10.01% to 14.00%, or a 1% merit award of NAU’s annual revenues, net of adjustments, if the net profit margin equaled 15% or more. In addition, Dr. Gallentine was eligible for 20% of the profit margin in excess of 15%. In accordance with this formula, for the fiscal years ended May 31, 2010 and 2009, Dlorah awarded $620,105 and $338,027, respectively, in total cash incentive compensation to Dr. Gallentine.
Michaelle J. Holland. Pursuant to her compensation arrangement, Ms. Holland was eligible for cash incentive compensation for achieving certain performance objectives and targets for NAU’s East and Southeast regions for the fiscal years ended May 31, 2010 and 2009. For the fiscal years ended May 31, 2010 and 2009, the Company awarded cash incentive compensation to Ms. Holland for achieving certain goals in respect of the East and Southeast regions: pre- and post-assessment administration; specified pre-tax profit margins; specified collections of active accounts receivable; and credit hour growth. In addition, Ms. Holland received an incentive bonus equal to 5% of the actual net income minus budgeted net income for the East and Southeast regions. For the fiscal years ended May 31, 2010 and 2009, Dlorah awarded total cash incentive compensation of $381,993 and 150,069, respectively.

Robert D. Buckingham. Pursuant to his employment agreement described below, for fiscal years ended May 31, 2009 and 2010, Mr. Buckingham was eligible for cash incentive compensation based on Dlorah’s net income, as adjusted. For the fiscal years ended May 31, 2010 and 2009, Dlorah awarded $850,076 and $709,076, respectively, in total cash incentive compensation to Mr. Buckingham.
Outstanding Equity Awards at Fiscal Year-End
The following table provides a summary of equity awards outstanding for each of the named executive officers as of the fiscal year ended May 31, 2010:
Outstanding Equity Awards at Fiscal Year-End

Stock Awards
Equity Incentive Plan
					Equity Incentive Plan		Awards: Market or
	Number of				Awards: Number of		Payout Value of
	Shares or Units		Market Value of Shares		Unearned Shares, Units		Unearned Shares, Units
	of Stock That Have		or Units of Stock That		or Other Rights That		or Other Rights That
Name	Not Vested (#)		Have Not Vested ($)		Have Note Vested (#)		Have Not Vested ($)

Dr. Ronald L. Shape	16,667	(1)	$134,336	(3)	66,668	(1)	$537,344	(3)

Dr. Jerry L. Gallentine	0		$0		41,668	(2)	$335,844	(3)

(1)	41,667 shares of restricted stock vest on May 31, 2011, and the remaining 41,667 shares vest on May 31, 2011, if Dr. Shape is employed with the Company on each vesting date and the Company achieves a net profit of 10% or more for each fiscal year of the vesting date.

(2)	20,834 shares of restricted stock vest on May 31, 2011, and the remaining 20,833 shares vest on May 31, 2011, if Dr. Gallentine is employed with the Company on each vesting date and the Company achieves a net profit of 10% or more for each fiscal year of the vesting date.

(3)	Market value of restricted stock is computed by multiplying $8.06, the closing market price of the Company on May 28, 2010, by the number of shares of restricted stock.
Restricted Stock
On November 30, 2009, December 31, 2009 and March 19, 2010, we granted restricted stock to certain of our named executive officers as a component of executive compensation. The restricted stock will vest if we meet certain performance goals. In combination with such grants, we agreed to pay a cash bonus to the named executive officers sufficient to pay any federal or state income or employment taxes associated with the vesting of the restricted stock.
On March 19, 2010, we issued to Dr. Shape 50,000 shares of restricted Common Stock under the 2009 Plan and an additional 25,000 shares of restricted Common Stock pursuant to a Restricted Stock Award Agreement dated March 19, 2009. These shares, which vest over a three-year period if certain performance criteria are satisfied, were issued in connection with Dr. Shape’s forfeiture of 75,000 shares of restricted Common Stock previously granted to him under the 2009 Plan on November 30, 2009. On March 19, 2010, we issued to Dr. Gallentine 12,500 shares of restricted Common Stock under the 2009 Plan. These shares, which vest over a three-year period if certain performance criteria are satisfied, were issued in connection with Dr. Gallentine’s forfeiture of 12,500 shares of restricted Common Stock previously granted to him under the 2009 Plan on November 30, 2009.
Employment Agreements
Dlorah, our wholly-owned subsidiary, currently has employment agreements with Dr. Gallentine and Dr. Shape. The employment agreement between Dlorah and Mr. Robert Buckingham terminated effective March 15, 2010.

Dr. Jerry L. Gallentine
Dr. Gallentine entered into an employment agreement with Dlorah in 2003, which was amended on November 18, 2009. Prior to the amendment, Dr. Gallentine was entitled to receive an annual base salary of $215,320, which amount was to be adjusted annually based on a cost of living index. The base salary was also subject to increase if NAU met certain profitability measures. Pursuant to the November 18, 2009 amendment, Dr. Gallentine’s base salary was adjusted to $150,000 per year beginning on April 15, 2010. Dr. Gallentine is also entitled to receive the annual cash incentive compensation described above for the fiscal year ending May 31, 2010 prorated for the period ending April 15, 2010. For the period after April 15, 2010, Dr. Gallentine is eligible to receive bonuses at the discretion of our Board. Prior to the amendment, the employment agreement also granted Dr. Gallentine the right to use our aircraft to travel between his home office and our headquarters once each calendar month.
Pursuant to the amendment to Dr. Gallentine’s employment agreement, the term was extended indefinitely until either party provides six months written notice of its intent to terminate the agreement. The employment agreement will also terminate upon Dr. Gallentine’s death, or upon his becoming disabled, and in such event Dr. Gallentine, or his estate, is entitled to continue receiving his base salary plus any vested bonus for the one year period following the date of his death or the determination of his disability. We may terminate Dr. Gallentine’s employment for cause, which would include dishonesty, willful misconduct, refusal or unwillingness to perform the duties and responsibilities of the office of president satisfactorily in good faith and to the best of his ability, insubordination, prolonged unexcused absence or any conduct that is in violation of criminal law or involves moral turpitude. We can also terminate the employment agreement at any time, but if the termination is other than for cause, Dr. Gallentine will be entitled to receive his then current annual salary for the one year period after his termination.
Dr. Ronald L. Shape
Dr. Shape entered into an employment agreement with Dlorah effective as of November 18, 2009, which continues until termination of his employment pursuant to the agreement. Dr. Shape’s employment agreement provides for an annual base compensation of $230,000, which is subject to an annual cost of living adjustment. Dr. Shape is also entitled to receive the annual cash incentive compensation described above.
Dr. Shape can terminate his employment agreement by providing 24 months written notice. The employment agreement will also terminate upon Dr. Shape’s death, or upon his becoming disabled, and in such event Dr. Shape, or his estate, is entitled to continue receiving his base salary plus any vested bonus for the one year period following the date of his death or the determination of his disability. We may terminate Dr. Shape’s employment for cause, which would include dishonesty, willful misconduct, refusal or unwillingness to perform the duties and responsibilities of the office of chief executive officer satisfactorily in good faith and to the best of his ability, insubordination, prolonged unexcused absence, or any conduct which is in violation of criminal law or moral turpitude. We can also terminate the employment agreement at any time, but if the termination is other than for cause, Dr. Shape will be entitled to receive his then current base salary for the first two years after his termination, or until he finds new employment, whichever occurs first. If Dr. Shape dies or becomes disabled, he will continue to receive compensation for 12 months plus a prorated share of compensation as determined for the year of disability or death.
Robert D. Buckingham
The employment agreement with Mr. Buckingham terminated effective March 15, 2010. The employment agreement was initially entered into with Dlorah on January 3, 1995, and was amended on November 18, 2009. Prior to the termination, Mr. Buckingham was entitled to receive a base salary of $250,000 per year, which amount was to be adjusted annually based on a cost of living index, and incentive compensation for the period ending December 31, 2011, equal to seven percent of our net fiscal year income earned after November 23, 2009, and 10% of our net fiscal year income earned between June 1, 2009 and November 23, 2009. Prior to the November 2009 amendment, he was entitled to 10% of our net fiscal year income. Mr. Buckingham was paid $2,131,900 for terminating his employment agreement, including his right to receive future salary and incentive compensation. Mr. Buckingham receives an annual retainer of $80,000 for his service as the chairman of our Board. The Summary Compensation Table above reflects $850,076 and $709,076 of incentive compensation earned for fiscal years ended May 31, 2010 and 2009, respectively.

Director Compensation and Benefits
Before or at the beginning of each new fiscal year, our compensation committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The compensation committee considers the time and effort required for service on the Board, a Board committee and as a committee chair, and reviews available Board compensation survey information for comparably sized public companies.
For fiscal year ended May 31, 2010, with the exception of Mr. David Warnock, non-employee directors of the Company received a retainer, pro-rated at $30,000 annum. In addition, each non-employee director annually receives restricted stock in an amount equal to $5,000 based on the closing price of our common stock on the date of grant. The Company’s directors and their dependents receive health insurance coverage under our health care plan or equivalent payment for premium costs if the director declines health insurance coverage. Mr. Buckingham receives an annual retainer of $80,000 for serving as the chairman of our Board.
The following table summarizes the compensation earned by our non-management directors during fiscal 2010:
Director Compensation

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)	($)		Total ($)

Dr. Therese K. Crane	$15,000	$5,000	(1)	$20,000
Dr. R. John Reynolds	$15,000	$5,000	(1)	$20,000
Dr. Thomas D. Saban	$15,000	$5,000	(1)	$20,000
David L. Warnock	$0	$0		$0
H. Edward Yelick	$15,000	$5,000	(1)	$20,000

(1)	On April 20, 2010, each independent director received 500 shares of restricted common stock, which vest on April 20, 2011, provided the director continues to serve as a director on the vesting date. The value of the restricted stock is based on the April 20, 2010 grant date closing stock price of $10.00, as reported on the Over-the-Counter Bulletin Board.
Beneficial Ownership of Principal Stockholders, Directors and Management
The table presented below shows information regarding the beneficial ownership of our common stock as of September 1, 2010 by:
•	each person or entity known by us to own beneficially more than 5% of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.
As of September 1, 2010, we had 26,369,653 shares of common stock issued and outstanding.

The information in the following table has been presented in accordance with the rules of the SEC. Under the SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise specified, the address of each of our directors, executive officers and each person or entity known by us to beneficially own more than 5% of our outstanding common stock is c/o National American University Holdings, Inc., 5301 S. Highway 16, Suite 200, Rapid City, South Dakota 57701.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class
H. & E. Buckingham Limited Partnership	11,822,136	(1)	41.4%
Robert D. Buckingham Living Trust	3,457,864	(2)	12.8%
Camden Learning, LLC	1,999,449	(3)	7.6%
T. Rowe Price Associates, Inc.	1,843,233	(4)	7.0%
Ashford Capital Management, Inc.	1,211,800	(5)	4.6%
Robert D. Buckingham Chairman of the Board of Directors	15,280,000	(6)	52.4%
David L. Warnock Director	1,999,449	(7)	7.6%
Dr. Ronald L. Shape Chief Executive Officer and Chief Financial Officer	142,250		*
Dr. Jerry L. Gallentine President and Director	63,000		*
Dr. Samuel D. Kerr Provost, Secretary and General Counsel	11,905		*
Michaelle Holland Regional President for the East and Southeast	9,500		*
Dr. Therese K. Crane Director	31,608		*
Dr. Thomas D. Saban Director	500		*
Dr. R. John Reynolds Director	500		*
H. Edward Yelick Director	1,000		*
All directors and executive officers as a group (of 10 individuals)	17,539,712		60.1%

*	Less than 1%.

(1)	Includes warrants to purchase 2,166,360 shares of our common stock at an exercise price of $5.50. Assumes common stock warrants exercised by paying cash for the purchase price.

(2)	Includes warrants to purchase 633,640 shares of our common stock at an exercise price of $5.50. Assumes common stock warrants exercised by paying cash for the purchase price.

(3)	Based on information contained in a report on Schedule 13D/A filed with the Securities and Exchange Commission on December 2, 2009, which contained information as of November 23, 2009. The sole owners and members of Camden Learning, LLC are Camden Partners Strategic Fund III, L.P. (96.01% ownership) and Camden Partners Strategic Fund III-A, L.P. (3.99% ownership). The general partner of each limited partnership is Camden Partners Strategic III, LLC and the managing member of such entity is Camden Partners Strategic Manager, LLC. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley are the four managing members of Camden Partners Strategic Manager, LLC, which has sole power to direct the vote and disposition of our common stock held by Camden Learning, LLC. Each of Mr. Warnock and Mr. Hughes disclaims beneficial ownership of all of our securities owned by Camden Learning, LLC. The principal business address of Camden Learning, LLC is 500 East Pratt Street, Baltimore, Maryland 21202.

(4)	Based on information contained in a report on Schedule 13G/A filed with the Securities and Exchange Commission on June 10, 2010 by T. Rowe Price Small-Cap Value Fund, Inc. and T. Rowe Price Associates, Inc., each of which has its principal business office at 100 East Pratt Street, Baltimore, Maryland 21202. As of May 31, 2010, T. Rowe Price Associates, Inc. reported that it had sole voting power over 4,333 shares and sole dispositive power over 1,843,233 shares, and T. Rowe Price Small-Cap Value Fund, Inc. reported that it had sole voting power over 1,838,900 shares and sole dispositive power over 0 shares.

(5)	Based on information as of December 31, 2009 contained in a report on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010 by Ashford Capital Management, Inc., which has its principal business office at P.O. Box 4172, Wilmington, Delaware 19807.

(6)	Consists of common stock and common stock warrants owned by the H. & E. Buckingham Limited Partnership and the Robert D. Buckingham Living Trust. Assumes common stock warrants exercised by paying cash for the purchase price. Mr. Buckingham is the general partner of the H. & E. Buckingham Limited Partnership and in this capacity has sole power to direct the vote and disposition of our securities held by the H. & E. Buckingham Limited Partnership. Mr. Buckingham disclaims beneficial ownership of our securities owned by the H. & E. Buckingham Limited Partnership except to the extent of any pecuniary interest therein. As the trustee for the Robert D. Buckingham Living Trust, Mr. Buckingham is deemed to have sole voting and dispositive power of our securities held by the trust and is deemed to be the beneficial owner of all our securities owned by the Robert D. Buckingham Living Trust.

(7)	As described in footnote 3, Mr. Warnock is a managing member of Camden Strategic Manager, LLC, which is the managing member of Camden Partners Strategic III, LLC, which is the general partner of each of Camden Partners Strategic Fund III, L.P., and Camden Partners Strategic Fund III-A, L.P, which are the owners of Camden Learning, LLC. Mr. Warnock disclaims beneficial ownership of all of our securities owned by Camden Learning, LLC.
Section 16(a) Beneficial Ownership Reporting Compliance
Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those officers and directors, we believe that, with the exception of a late Form 3 filing for Mr. Scott Toothman, each executive officer and director complied with all filing requirements in a timely manner under Section 16(a) of the Securities Exchange Act of 1934, as amended, during fiscal 2010.
Audit Committee Report
Our Audit Committee is responsible for retaining the Company’s independent registered public accounting firm and approving the services it will perform. Pursuant to the charter adopted by the Board on November 30, 2009, the audit committee acts on behalf of the Board to oversee our financial reporting processes and the adequacy of our internal controls. The audit committee reviews financial and operating reports and disclosures, including our reports filed on Forms 10-K and 10-Q. The audit committee also reviews the performance of the Company’s internal auditor and independent registered public accounting firm.

Management is responsible for the reporting processes and the preparation and presentation of financial statements and the implementation and maintenance of internal controls. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and oversee these processes.
In connection with our consolidated financial statements for the fiscal year ended May 31, 2010, the audit committee has:
•	reviewed and discussed the audited financial statements and the fair and complete presentation of the Company’s results with management and representatives of Deloitte & Touche LLP, our independent registered public accounting firm for fiscal 2010;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP.
Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Dr. Thomas D. Saban, Chair
Dr. Therese Kreig Crane
Dr. R. John Reynolds
PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Based on the recommendation of the audit committee, the Board has selected Deloitte & Touche LLP, referred to as Deloitte, as our independent registered public accounting firm for the fiscal year that began June 1, 2010 and has further directed that management submit the selection of Deloitte for ratification by stockholders at the annual meeting. A representative of Deloitte is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Deloitte has audited our financial statements since November 30, 2009. In connection with the consummation of our transaction with Dlorah, on November 30, 2009, we dismissed our former independent registered public accounting firm, McGladrey & Pullen, LLP, and appointed Deloitte as our new independent registered public accounting firm. Deloitte acted as Dlorah’s independent accountant prior to the closing of the transaction. The decision to change accounting firms was approved by our Board.
McGladrey & Pullen, LLP’s report on our financial statements for fiscal years 2008 and 2009 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern prior to our transaction with Dlorah.
During fiscal years 2008 and 2009, and the subsequent interim period through August 31, 2009, there were no disagreements with McGladrey & Pullen, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of McGladrey & Pullen, LLP would have caused McGladrey & Pullen, LLP to make reference to the subject matter of the disagreement(s) in connection with their report, and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

We had previously provided McGladrey & Pullen, LLP with a copy of the above statements, and had requested McGladrey & Pullen, LLP to furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, to state the respects in which it does not agree with such statements. McGladrey & Pullen, LLP’s response letter, dated November 30, 2009, was filed as Exhibit 16.1 to the Current report on Form 8-K, dated November 30, 2009.
None of the provisions of our Bylaws, other governing documents or applicable law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. The Board is submitting the selection of Deloitte to the stockholders for ratification, however, as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte.
Independent Registered Public Accounting Firm Fees and Services
For the fiscal year ended May 31, 2009 and through November 29, 2009, McGladrey & Pullen, LLP served as our independent registered public accounting firm. From November 30, 2009 through the end of fiscal year ended May 31, 2010, Deloitte served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and audit-related services rendered by McGladrey & Pullen, LLP and Deloitte during fiscal years 2010 and 2009, respectively. The fees listed below were pre-approved by our audit committee.

Service Type	Fiscal 2010	Fiscal 2009

Audit Fees (1)	$285,155	$138,250
Audit-Related Fees	0	0
Tax Fees (2)	5,800	5,800
All Other Fees (3)	324,719	0

Total	$615,674	$144,050

(1)	Consists of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our principal accountant in connection with regulatory filings.

(2)	Consists of fees billed for tax compliance, tax planning and tax advice.

(3)	Consists of audit and other fees incurred in connection with the transaction with Dlorah, including the preparation of the proxy statement and Form 8-K, and fees incurred in connection with the preparation of the registration statement for the secondary public offering of Company’s common stock that closed on June 1, 2010.
The audit committee, after a review and discussion with Deloitte of the preceding information, determined that the provision of these services was compatible with maintaining Deloitte’s independence.
Audit Committee Pre-Approval Policies and Procedures
The audit committee adopted pre-approval policies and procedures for audit and non-audit services on November 30, 2009. Since the date of adoption, the audit committee has approved all of the services performed by Deloitte.

Board Voting Recommendation
The Board recommends that stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on May 31, 2011.
If the appointment of Deloitte & Touche LLP was not to be ratified by the stockholders, the Board would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.
OTHER BUSINESS
Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Any stockholder proposal intended to be presented for consideration at the 2011 Annual Meeting of Stockholders and to be included in our proxy statement for that meeting must be received in writing by the Corporate Secretary of the Company at the address indicated above in accordance with all applicable rules and regulations of the SEC no later than June 28, 2011.

By Order of the Board of Directors Dr. Samuel D. Kerr Corporate Secretary September 27, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 26, 2010.
Our Proxy Statement for the 2010 Annual Meeting of the Stockholders and Annual Report for the year ended May 31, 2010 are available at http://www.proxyvote.com.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. 5301 S. HIGHWAY 16, SUITE 200 RAPID CITY, SD 57701
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends a vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

1.	Election of Directors
Nominees

01	Robert D. Buckingham	02 Dr. Jerry L. Gallentine	03 Dr. Therese Kreig Crane	04 Dr. R. John Reynolds	05 Dr. Thomas D. Saban
06	David L. Warnock	07 H. Edward Yelick

The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2011.	☐	☐	☐

NOTE: To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
Annual Meeting of Stockholders
October 26, 2010 9:00 A.M. MDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Dr. Ronald L. Shape and Dr. Samuel D. Kerr, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, MDT on 10/26/2010, at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, Conference rooms A-C, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Your vote is important. Regardless of the number of shares you own and whether or not you plan to attend the annual meeting in person, we urge you to read the proxy statement and vote using one of the methods listed on the back of this proxy card. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.
Address change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side